Exhibit 99.1

JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMORGAN CHASE REPORTS FULL-YEAR 2008 NET INCOME OF $5.6 BILLION,
OR $1.37 PER SHARE, ON REVENUE OF $67.3 BILLION;
FOURTH-QUARTER 2008 NET INCOME OF $702 MILLION, OR $0.07 PER SHARE
•	Reported the following significant items in the fourth quarter:
-	$4.1 billion (pretax) increase to loan loss reserves, resulting in coverage ratios of 4.24%[1] for consumer businesses and 2.64% for wholesale businesses

-	$2.9 billion (pretax) net markdowns due to leveraged lending exposures and mortgage-related positions in the Investment Bank

-	$1.1 billion (aftertax) benefit from merger-related items

-	$854 million (aftertax) benefit from MSR risk management results

-	$680 million (aftertax) private equity write-downs

-	$627 million (aftertax) gain due to dissolution of Paymentech joint venture
•	Maintained strong balance sheet, with Tier 1 capital of $136.2 billion, or 10.8% (estimated), at year-end

•	Grew the franchise in 2008, as demonstrated by the following accomplishments[2]:
-	More than one million new checking accounts opened in Retail Financial Services

-	Double-digit growth in loans and liability balances in Commercial Banking and in liability balances in Treasury & Securities Services

-	#1 rankings for Global Investment Banking Fees and Global Debt, Equity & Equity-related volumes for the fourth quarter and full-year 2008[2]
•	Continued to focus on safe and sound lending activities, and launched significant enhancements to mortgage modification programs:
-	Extended more than $100 billion in new credit during the fourth quarter to consumers, corporations, small businesses, municipalities, and non-profits during the fourth quarter alone (including more than five million card, home equity, mortgage, auto and education loans)

-	Announced plan to help 400,000 U.S. homeowners avoid foreclosure over the next two years through loan modifications
New York, January 15, 2009 – JPMorgan Chase & Co. (NYSE: JPM) today reported fourth-quarter 2008 net income of $702 million, compared with net income of $3.0 billion in the fourth quarter of 2007. Earnings per share were $0.07, compared with $0.86 in the fourth quarter of 2007. For the full year 2008, net income was $5.6 billion, or $1.37 per share, down 64% from $15.4 billion, or $4.38 per share, in 2007.

[1]	Excluding purchased credit impaired loans.

[2]	Excluding impact of Washington Mutual.

[3]	Source: Dealogic for fees and Thomson Reuters for volumes.

Investor Contact: Julia Bates (212) 270-7325	Media Contact: Joe Evangelisti (212) 270-7438

J.P. Morgan Chase & Co.
News Release
Jamie Dimon, Chairman and Chief Executive Officer, commented: “Our fourth-quarter financial results were very disappointing, driven by a loss in Investment Banking largely attributable to continued markdowns on leveraged loans and mortgage trading positions, as well as weak trading results. We also faced higher credit costs associated with continued deterioration across our loan portfolios, including a $4.1 billion addition to loan loss reserves. However, we continued to see underlying growth in many business areas. The integration of our recently-acquired Washington Mutual franchise has progressed well, and we continued to grow in Treasury & Securities Services and Commercial Banking. We also opened millions of new checking and credit card accounts, experienced net inflows in assets under management, and gained Investment Banking market share in all major fee categories.”
As of December 31, 2008, the firm reported a Tier 1 capital ratio of 10.8% (estimated). During the year, the firm increased its total allowance for loan losses to $23.2 billion, resulting in a firmwide coverage ratio of 3.16%4. Dimon commented, “While the diversified nature of our franchise and strong capital position have enabled us to weather the recessionary environment so far, we added $13.9 billion to our allowance for loan losses in 2008 to keep this important component of our fortress balance sheet firmly intact.”
Looking ahead to 2009, Dimon continued: “If the economic environment deteriorates further, which is a distinct possibility, it is reasonable to expect additional negative impact on our market-related businesses, continued higher loan losses and increases to our credit reserves.”
“We are doing our part to help stabilize the financial markets and hasten recovery. We assumed risk and expended resources to assimilate Bear Stearns and Washington Mutual. We continued to lend in a safe and sound manner – extending more than $100 billion in new credit in the fourth quarter alone to consumers, businesses, municipalities, and non-profit organizations. We also prevented more than 300,0005 foreclosures, and we plan to help more than 300,000 more families keep their homes through mortgage modifications over the next two years. In addition, we currently have billions invested in renewable energy projects, including wind farms and solar facilities, to provide green energy for the current and future generations.”
Dimon added: “JPMorgan Chase’s management team is working diligently to manage through this very difficult business climate, and to position the franchise to benefit when the economy eventually recovers. No matter how difficult the environment may get, we at JPMorgan Chase remain fully committed to delivering for our clients, supporting our franchise, and doing all we can to help restore broad-based economic growth and prosperity.”
In the discussion below of the business segments and of JPMorgan Chase as a firm, information is presented on a managed basis. Managed basis starts with GAAP results and includes the following adjustments: for Card Services and the firm as a whole, the impact of credit card securitizations is excluded, and for each line of business and the firm as a whole, net revenue is shown on a tax-equivalent basis. For more information about managed basis, as well as other non-GAAP financial measures used by management to evaluate the performance of each line of business, see Notes 1 and 2 (page 13).
Commencing this quarter: (1) RFS has been resegmented into two reporting segments; and (2) prime mortgage balances originated in RFS but previously reported in Corporate/Private Equity are now being reported in RFS. In addition, end-of-period third quarter balance sheet amounts related to assets acquired and liabilities assumed from Washington Mutual Bank have been reclassified into the

[4]	Excluding purchased credit impaired loans.

[5]	From early 2007 through the 4th quarter of 2008.

J.P. Morgan Chase & Co.
News Release
appropriate business segment for the 2008 third quarter. For further information, see JPMorgan Chase’s Earning Release Financial Supplement filed by the Firm today.
The following discussion compares the fourth quarter of 2008 with the fourth quarter of 2007 unless otherwise noted.
INVESTMENT BANK (IB)

Results for IB				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$(302)	$4,035	$3,172	$(4,337)	NM	$(3,474)	NM
Provision for Credit Losses	765	234	200	531	227	565	283
Noninterest Expense	2,741	3,816	3,011	(1,075)	(28%)	(270)	(9%)

Net Income/(Loss)	$(2,364)	$882	$124	$(3,246)	NM	$(2,488)	NM

Discussion of Results:
Net loss was $2.4 billion, a decrease of $2.5 billion from the prior year. The weaker results reflected a decrease in net revenue and a higher provision for credit losses, partially offset by lower noninterest expense.
Net revenue was negative $302 million, a decrease of $3.5 billion from the prior year. Investment banking fees were $1.4 billion, down 17% from the prior year. Advisory fees were $579 million, down 10% from the prior year, reflecting decreased levels of activity, partially offset by improved market share. Debt underwriting fees were $464 million, down 1% from the prior year. Equity underwriting fees were $330 million, down 39% from the prior year. Fixed Income Markets revenue was negative $1.7 billion, compared with $615 million in the prior year. The decrease was driven by $1.8 billion of net markdowns on leveraged lending funded and unfunded commitments; $1.1 billion of net markdowns on mortgage-related exposures; weak trading results in credit-related products; and losses of $367 million from the tightening of the firm’s credit spread on certain structured liabilities. These results were largely offset by record performance in rates and currencies and strong performance in commodities and emerging markets. Equity Markets revenue was negative $94 million, down by $672 million from the prior year, reflecting weak trading results and losses of $354 million from the tightening of the firm’s credit spread on certain structured liabilities, partially offset by strong client revenue across products, including prime services. Credit Portfolio revenue was $90 million, down $232 million from the prior year.
The provision for credit losses was $765 million, compared with $200 million in the prior year, predominantly reflecting a higher allowance driven by a weakening credit environment. Net charge-offs were $87 million, compared with net recoveries of $9 million in the prior year. The allowance for loan losses to average loans retained was 4.71% for the current quarter, an increase from 1.93% in the prior year.
Average loans retained were $73.1 billion, an increase of $4.2 billion, or 6%, from the prior year. Average fair-value and held-for-sale loans were $16.4 billion, down $8.6 billion, or 34%, from the prior year.
Noninterest expense was $2.7 billion, down 9% from the prior year, reflecting lower performance-based compensation expense, largely offset by additional expenses relating to the Bear Stearns merger.

J.P. Morgan Chase & Co.
News Release
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Ranked #1 in Global Debt, Equity and Equity-related; #1 in Global Equity and Equity-related; #2 in Global Long-Term Debt; #1 in Global Syndicated Loans; and #2 in Global Announced M&A, based on volume, for the year ended December 31, 2008, according to Thomson Reuters.
▪	Ranked #1 in Global Investment Banking Fees for the year ended December 31, 2008, according to Dealogic.

▪	Return on Equity was negative 28% on $33.0 billion of average allocated capital.
RETAIL FINANCIAL SERVICES (RFS)

Results for RFS				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$8,684	$4,963	$4,796	$3,721	75%	$3,888	81%
Provision for Credit Losses	3,576	2,056	1,063	1,520	74	2,513	236
Noninterest Expense	4,046	2,779	2,541	1,267	46	1,505	59

Net Income	$624	$64	$731	$560	NM	$(107)	(15%)

Discussion of Results:
Net income was $624 million, a decrease of $107 million, or 15%, from the prior year, as a significant increase in the provision for credit losses was predominantly offset by positive MSR risk management results and the positive impact of the Washington Mutual transaction.
Net revenue was $8.7 billion, an increase of $3.9 billion, or 81%, from the prior year. Net interest income was $4.7 billion, up $2.0 billion, or 75%, benefiting from the Washington Mutual transaction, wider deposit and loan spreads, and higher loan and deposit balances. Noninterest revenue was $4.0 billion, up $1.9 billion, or 88%, as positive MSR risk management results and the impact of the Washington Mutual transaction were offset partially by a decline in mortgage production revenue.
The provision for credit losses was $3.6 billion, an increase of $2.5 billion from the prior year, as housing price declines continued to result in significant increases in estimated losses, particularly for high loan-to-value home equity and mortgage loans. The provision includes $1.6 billion in addition to the allowance for loan losses for the heritage Chase home equity and mortgage portfolios. Home equity net charge-offs were $770 million (2.15% net charge-off rate; 2.67% excluding purchased credit impaired loans), compared with $248 million (1.05% net charge-off rate) in the prior year. Subprime mortgage net charge-offs were $319 million (5.64% net charge-off rate; 8.08% excluding purchased credit impaired loans), compared with $71 million (2.08% net charge-off rate) in the prior year. Prime mortgage net charge-offs were $195 million (0.89% net charge-off rate; 1.20% excluding purchased credit impaired loans), compared with $17 million (0.22% net charge-off rate) in the prior year. The provision for credit losses was also affected by an increase in estimated losses for the auto and business banking loan portfolios.
Noninterest expense was $4.0 billion, an increase of $1.5 billion, or 59%, from the prior year, reflecting the impact of the Washington Mutual transaction, higher mortgage reinsurance losses, and increased servicing expense.
Retail Banking, which includes the results of all consumer banking and business banking activities, reported net income of $1.0 billion, up $479 million, or 85%, from the prior year. Net

J.P. Morgan Chase & Co.
News Release
revenue was $4.5 billion, up to $2.0 billion, or 78%, reflecting the impact of the Washington Mutual transaction, wider deposit spreads, higher deposit-related fees, and higher deposit balances. The provision for credit losses was $268 million, compared with $50 million in the prior year, reflecting an increase in the allowance for loan losses for Business Banking loans due to higher estimated losses on the portfolio. Noninterest expense was $2.5 billion, up $965 million, or 62%, from the prior year, due to the Washington Mutual transaction.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Checking accounts totaled 24.5 million, including 12.6 million attributable to the Washington Mutual transaction, an increase of 13.7 million, or 126%.

▪	Average total deposits grew to $339.8 billion, including $126.3 billion attributable to the Washington Mutual transaction, an increase of $131.4 billion, or 63%.

▪	Deposit margin increased to 2.94% from 2.67%.

▪	Average business banking loans were $18.2 billion and originations were $0.8 billion.

▪	Number of branches grew to 5,474, including 2,237 attributable to the Washington Mutual transaction, up 2,322 overall.

▪	Branch sales of credit cards increased by 56%.

▪	Branch sales of investment products decreased by 4%.

▪	Overhead ratio (excluding amortization of core deposit intangibles) decreased to 54% from 57%.
Consumer Lending, which includes the results of all consumer loan origination, servicing, and portfolio management activities, reported a net loss of $416 million, compared with net income of $170 million in the prior year. Net revenue was $4.2 billion, up $1.9 billion, or 85%, driven by higher mortgage fees and related income, the Washington Mutual transaction, wider loan spreads and higher loan balances.
The increase in mortgage fees and related income was driven by higher net mortgage servicing revenue, partially offset by lower mortgage production revenue. Mortgage production revenue of $62 million was down $103 million, reflecting markdowns of the mortgage warehouse and an increase in reserves related to the repurchase of previously-sold loans. Net mortgage servicing revenue (which includes loan servicing revenue, MSR risk management results and other changes in fair value) was $1.9 billion, an increase of $1.2 billion, or 163%, from the prior year. Loan servicing revenue was $1.4 billion, an increase of $741 million on growth of 91% in third-party loans serviced. MSR risk management results were positive $1.4 billion, compared with positive $491 million in the prior year. Other changes in fair value of the MSR asset were negative $843 million, compared with negative $393 million in the prior year.
The provision for credit losses was $3.3 billion, compared with $1.0 billion in the prior year. The provision reflected weakness in the home equity and mortgage portfolios (see Retail Financial Services discussion of the provision for credit losses above for further detail).
Noninterest expense was $1.5 billion, up $540 million, or 55%, from the prior year, reflecting the impact of the Washington Mutual transaction, higher mortgage reinsurance losses and higher servicing expense due to increased delinquencies and defaults.

J.P. Morgan Chase & Co.
News Release
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Average mortgage loans were $150.0 billion, up $105.5 billion, or 237%, due to the Washington Mutual transaction. Mortgage loan originations were $28.1 billion, down 30% from the prior year and down 25% from the prior quarter.

▪	Total third-party mortgage loans serviced were $1.2 trillion, an increase of $557.9 billion, or 91%, predominantly due to the Washington Mutual transaction.

▪	Average home equity loans were $142.8 billion, up $48.8 billion, or 52%, due to the Washington Mutual transaction. Home equity originations were $1.7 billion, down $8.1 billion, or 83%.

▪	Average auto loans were $42.9 billion, up 3%. Auto loan originations were $2.8 billion, down 50%, reflecting industry-wide weakness in auto sales.
CARD SERVICES (CS)(a)

Results for CS				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$4,908	$3,887	$3,971	$1,021	26%	$937	24%
Provision for Credit Losses	3,966	2,229	1,788	1,737	78	2,178	122
Noninterest Expense	1,489	1,194	1,223	295	25	266	22

Net Income/(Loss)	$(371)	$292	$609	$(663)	(227)%	$(980)	(161)%

(a)	Presented on a managed basis; see Note 1 (page 13) for further explanation of managed basis.
Discussion of Results:
Net loss was $371 million, a decline of $980 million from the prior year. The decrease was driven by a higher provision for credit losses, partially offset by higher net revenue.
End-of-period managed loans were $190.3 billion, an increase of $33.3 billion, or 21%, from the prior year and up $3.8 billion, or 2%, from the prior quarter. Average managed loans were $187.3 billion, an increase of $35.6 billion, or 23%, from the prior year and up $29.7 billion, or 19%, from the prior quarter. The increase from the prior year in both end-of-period and average managed loans was predominantly due to the impact of the Washington Mutual transaction. Excluding Washington Mutual, end-of-period and average managed loans were $162.1 billion and $159.6 billion, respectively.
Managed net revenue was $4.9 billion, an increase of $937 million, or 24%, from the prior year. Net interest income was $4.3 billion, up $1.2 billion, or 38%, from the prior year, driven by the impact of the Washington Mutual transaction, higher average managed loan balances, and wider loan spreads. These benefits were offset partially by the effect of higher revenue reversals associated with higher charge-offs. Noninterest revenue was $590 million, a decrease of $244 million, or 29%, from the prior year, driven by lower securitization income as well as increased rewards expense and higher volume-driven payments to partners, partially offset by the impact of the Washington Mutual transaction.
The managed provision for credit losses was $4.0 billion, an increase of $2.2 billion, or 122%, from the prior year, due to an increase of $1.1 billion in the allowance for loan losses and a higher level of charge-offs. The managed net charge-off rate for the quarter was 5.56%, up from 3.89% in the prior year and 5.00% in the prior quarter. The 30-day managed delinquency rate was 4.97%, up from 3.48% in the prior year and 3.91% in the prior quarter. Excluding Washington Mutual, the managed net charge-off rate for the fourth quarter was 5.29% and the 30-day delinquency rate was 4.36%.

J.P. Morgan Chase & Co.
News Release
Noninterest expense was $1.5 billion, an increase of $266 million, or 22%, from the prior year, due to the impact of the Washington Mutual transaction.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Return on equity was negative 10%, down from positive 17% in the prior year.

▪	Pretax income to average managed loans (ROO) was negative 1.16%, compared with positive 2.51% in the prior year and positive 1.17% in the prior quarter.

▪	Net interest income as a percentage of average managed loans was 9.17%, up from 8.20% in the prior year and 8.18% in the prior quarter. Excluding Washington Mutual, the ratio was 8.18%.

▪	Net accounts of 4.3 million were opened during the quarter. Excluding Washington Mutual, net accounts opened were 3.8 million.

▪	Charge volume was $96.0 billion, an increase of $0.5 billion, or 1%, from the prior year. Excluding Washington Mutual, charge volume was $88.2 billion.

▪	Merchant processing volume was $135.1 billion and total transactions were 4.9 billion.

▪	The termination of Chase Paymentech Solutions, a global payments and merchant-acquiring joint venture between JPMorgan Chase and First Data Corporation, was completed on November 1, 2008. JPMorgan Chase retained approximately 51% of the business under the Chase Paymentech name.
COMMERCIAL BANKING (CB)

Results for CB				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,479	$1,125	$1,084	$354	31%	$395	36%
Provision for Credit Losses	190	126	105	64	51	85	81
Noninterest Expense	499	486	504	13	3	(5)	(1)

Net Income	$480	$312	$288	$168	54%	$192	67%

Discussion of Results:
Net income was a record $480 million, an increase of $192 million, or 67%, from the prior year, driven by higher net revenue including the impact of the Washington Mutual transaction, offset partially by higher provision for credit losses.
Net revenue was $1.5 billion, an increase of $395 million, or 36%, from the prior year. Net interest income was $1.1 billion, up $345 million, or 46%, from the prior year, driven by the Washington Mutual transaction, double-digit growth in liability and loan balances, and a shift to higher spread liability products, partially offset by spread compression in the liability and loan portfolios. Noninterest revenue was $376 million, an increase of $50 million, or 15%, from the prior year, reflecting higher deposit and lending-related fees, partially offset by lower other income.
Revenue from Middle Market Banking was $796 million, an increase of $101 million, or 15%, from the prior year. Revenue from Commercial Term Lending, a new client segment encompassing multi-family and commercial mortgage loans, was $243 million. Revenue from Mid-Corporate Banking was $243 million, an increase of $4 million, or 2%. Revenue from Real Estate Banking was $131 million, an increase of $29 million, or 28%, due to the impact of the Washington Mutual transaction.

J.P. Morgan Chase & Co.
News Release
The provision for credit losses was $190 million, an increase of $85 million, or 81%, compared with the prior year. The current-quarter provision reflects a weakening credit environment. The allowance for loan losses to average loans retained was 2.41% for the current quarter, down from 2.66% in the prior year and up from 2.32% in the prior quarter, reflecting the changed mix of the loan portfolio as a result of the Washington Mutual transaction. Nonperforming loans were $1.0 billion, up $880 million from the prior year and up $182 million from the prior quarter, reflecting the impact of the Washington Mutual transaction and the effect across all business segments of a weakening credit environment. Net charge-offs were $118 million (0.40% net charge-off rate), compared with $33 million (0.21% net charge-off rate) in the prior year and $40 million (0.22% net charge-off rate) in the prior quarter.
Noninterest expense was $499 million, a decrease of $5 million, or 1%, from the prior year, due to lower performance-based compensation expense, largely offset by the impact of the Washington Mutual transaction.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Overhead ratio was 34%, an improvement from 46%.

▪	Gross investment banking revenue (which is shared with the Investment Bank) was $241 million.

▪	Average loan balances were $117.7 billion, up $52.1 billion, or 80%, from the prior year and up $45.4 billion, or 63%, from the prior quarter.

▪	Average liability balances were $114.1 billion, up $17.4 billion, or 18%, from the prior year and up $14.7 billion, or 15%, from the prior quarter.
TREASURY & SECURITIES SERVICES (TSS)

Results for TSS				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$2,249	$1,953	$1,930	$296	15%	$319	17%
Provision for Credit Losses	45	18	4	27	150	41	NM
Noninterest Expense	1,339	1,339	1,222	—	—	117	10

Net Income	$533	$406	$422	$127	31%	$111	26%

Discussion of Results:
Net income was a record $533 million, an increase of $111 million, or 26%, from the prior year, driven by higher net revenue, partially offset by higher noninterest expense.
Net revenue was a record $2.2 billion, an increase of $319 million, or 17%, from the prior year. Worldwide Securities Services net revenue was a record $1.3 billion, an increase of $150 million, or 14%, from the prior year. The growth was driven by higher liability balances, reflecting increased client deposit activity resulting from recent market conditions, and wider spreads in foreign exchange. These benefits were offset partially by the effects of market depreciation and lower securities lending balances. Treasury Services net revenue was a record $1.0 billion, an increase of $169 million, or 21%, reflecting higher liability balances and higher trade revenue. Liability balance revenue growth reflects increased client deposit activity, resulting from recent market conditions and organic growth, partially offset by spread compression. Trade revenue benefited from higher volumes and wider loan spreads. TSS firmwide net revenue, which includes Treasury Services net revenue recorded in other lines of business, grew to $3.1 billion, an increase of $454 million, or 17%. Treasury Services firmwide net revenue grew to $1.8 billion, an increase of $304 million, or 20%.

J.P. Morgan Chase & Co.
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The provision for credit losses was $45 million, an increase of $41 million from prior year, reflecting a weakening credit environment.
Noninterest expense was $1.3 billion, an increase of $117 million, or 10%, from the prior year, reflecting higher expense related to business and volume growth as well as continued investment in new product platforms.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	TSS pretax margin(2) was 37%, up from 29% in the prior quarter and 35% in the prior year.

▪	Average liability balances were $336.3 billion, up 34%.

▪	Assets under custody were $13.2 trillion, down 17%.

▪	Key new client relationships/services added in the fourth quarter:
-	Chosen by ICE Clear Europe to provide a comprehensive solution combining multi-currency payments, cash investment and global custody capabilities; ICE Clear Europe provides clearing services for all ICE Futures Europe contracts and all cleared OTC contracts transacted in ICE’s global OTC markets.

-	Appointed by Roche Holding Ltd as the successor depositary bank for Roche’s ADR program, one of the top-10 ADR programs in Europe and among the most actively traded.

-	Expanded relationship with the U.S. Postal Service to include cash and check depository processing services.

-	Selected by Augustus Asset Managers Limited to provide Fund Administration and Middle Office services to the majority of its managed hedge funds.
ASSET MANAGEMENT (AM)

Results for AM				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$1,658	$1,961	$2,389	$(303)	(15)%	$(731)	(31)%
Provision for Credit Losses	32	20	(1)	12	60	33	NM
Noninterest Expense	1,213	1,362	1,559	(149)	(11)	(346)	(22)

Net Income	$255	$351	$527	$(96)	(27)%	$(272)	(52)%

Discussion of Results:
Net income was $255 million, a decline of $272 million, or 52%, from the prior year, due to lower net revenue offset partially by lower noninterest expense.
Net revenue was $1.7 billion, a decrease of $731 million, or 31%, from the prior year. Noninterest revenue was $1.2 billion, a decline of $868 million, or 42%, due to the effect of lower markets, including the impact of lower market valuations of seed capital investments and lower performance fees; these effects were offset partially by the benefit of the Bear Stearns merger. Net interest income was $466 million, up $137 million, or 42%, from the prior year, predominantly due to wider deposit spreads and higher deposit and loan balances.
Private Bank revenue declined 3% to $630 million, as the effects of lower markets and lower performance fees were predominantly offset by increased deposit and loan balances. Private

J.P. Morgan Chase & Co.
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Wealth Management revenue declined 4% to $330 million due to lower assets under management. Institutional revenue declined 57% to $327 million due to lower performance fees and lower market valuations of principal investments, partially offset by net liquidity inflows. Retail revenue decreased by 59% to $265 million due to the effect of lower markets, including the impact of lower market valuations of seed capital investments and net equity outflows. Bear Stearns Brokerage contributed $106 million to revenue.
Assets under supervision were $1.5 trillion, a decrease of $76 billion, or 5%, from the prior year. Assets under management were $1.1 trillion, down $60 billion, or 5%, from the prior year. The decrease was due to the effect of lower markets and non-liquidity outflows, predominantly offset by liquidity product inflows across all segments and the addition of Bear Stearns assets under management. Custody, brokerage, administration and deposit balances were $363 billion, down $16 billion due to the effect of lower markets on brokerage and custody balances, offset by the addition of Bear Stearns Brokerage.
The provision for credit losses was $32 million, compared with negative $1 million in the prior year, reflecting a weakening credit environment.
Noninterest expense of $1.2 billion decreased $346 million, or 22%, from the prior year due to lower performance-based compensation, partially offset by the effect of the Bear Stearns merger.
  Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Pretax margin(2) was 25%, down from 35%.

▪	Assets under management were $1.1 trillion, down $60 billion, or 5%, included:
—	Growth of $213 billion, or 53%, in liquidity products; and

—	The addition of $15 billion from the Bear Stearns merger.
▪	Assets under management net inflows were $61 billion for the fourth quarter of 2008. Net inflows were $151 billion for the 12-month period ended December 31, 2008.

▪	Assets under management ranked in the top two quartiles for investment performance were 76% over five years, 65% over three years and 54% over one year.

▪	Customer assets in 4 and 5 Star–rated funds were 42%.

▪	Average loans of $36.9 billion were up $4.2 billion, or 13%.

▪	Average deposits of $76.9 billion were up $12.3 billion, or 19%.

J.P. Morgan Chase & Co.
News Release
CORPORATE/PRIVATE EQUITY

Results for Corporate/Private				3Q08		4Q07
Equity ($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$432	$(1,836)	$933	$2,268	NM	$(501)	(54)%
Provision for Credit Losses	(33)	1,977	2	(2,010)	NM	(35)	NM
Noninterest Expense	(72)	161	660	(233)	NM	(732)	NM
Extraordinary Gain	1,325	581	—	744	128	1,325	NM

Net Income/(Loss)	$1,545	$(1,780)	$270	$3,325	NM	$1,275	472

Discussion of Results:
Net income for Corporate/Private Equity was $1.5 billion, compared with net income of $270 million in the prior year. This segment includes the results of Private Equity and Corporate business segments, as well as merger-related items.
Net loss for Private Equity was $682 million, compared with net income of $356 million in the prior year. Net revenue was negative $1.1 billion, a decrease of $1.8 billion, reflecting Private Equity write-downs of $1.1 billion, compared with gains of $712 million in the prior year. Noninterest expense was negative $40 million, a decrease of $173 million from the prior year, reflecting lower compensation expense.
Net income for Corporate was $1.2 billion, compared with a net loss of $72 million in the prior year, and included an after-tax gain of $627 million on the dissolution of the Chase Paymentech joint venture.
Net after-tax merger-related items included a $1.3 billion extraordinary gain, net costs of $60 million related to the Washington Mutual transaction, and net costs of $201 million related to the Bear Stearns merger.
   Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	The Private Equity portfolio totaled $6.9 billion, compared with $7.2 billion in the prior year and $7.5 billion in the prior quarter. The portfolio represented 5.8% of total stockholders’ equity less goodwill, down from 9.2% in the prior year and 7.5% in the prior quarter.

J.P. Morgan Chase & Co.
News Release
JPMORGAN CHASE (JPM)(a)

Results for JPM(a)				3Q08		4Q07
($ millions)	4Q08	3Q08	4Q07	$ O/(U)	O/(U) %	$ O/(U)	O/(U) %
Net Revenue	$19,108	$16,088	$18,275	$3,020	19%	$833	5%
Provision for Credit Losses	8,541	6,660	3,161	1,881	28	5,380	170
Noninterest Expense	11,255	11,137	10,720	118	1	535	5
Extraordinary Gain	1,325	581	—	744	128	1,325	NM

Net Income	$702	$527	$2,971	$175	33%	$(2,269)	(76)%

(a)	Presented on a managed basis; see Note 1 (page 13) for further explanation of managed basis. Net revenue on a U.S. GAAP basis was $17,226 million, $14,737 million, and $17,384 million for the fourth quarter of 2008, third quarter of 2008 and fourth quarter of 2007, respectively.
Discussion of Results:
Net income was $702 million, a decrease of $2.3 billion, or 76%, from the prior year. The decline in earnings was driven by a higher provision for credit losses and increased noninterest expense.
Managed net revenue was $19.1 billion, an increase of $833 million, or 5%, from the prior year. Noninterest revenue was $3.2 billion, down $6.2 billion, or 66%, due to lower principal transactions revenue, which reflected net markdowns on leveraged lending funded and unfunded commitments and mortgage-related exposures, and Private Equity write-downs. Partially offsetting these declines were the gain on the dissolution of the Chase Paymentech joint venture and positive MSR risk management results. Net interest income was $15.9 billion, up $7.1 billion, or 80%, due to the impact of the Washington Mutual transaction, higher trading-related net interest income, higher liability and loan balances, and wider loan and deposit spreads.
The managed provision for credit losses was $8.5 billion, up $5.4 billion, or 170%, from the prior year. The total consumer-managed provision for credit losses was $7.4 billion, compared with $2.9 billion in the prior year, reflecting increases in the allowance for credit losses related to home equity, mortgage and credit card loans, as well as higher net charge-offs. Consumer-managed net charge-offs were $4.3 billion, compared with $2.0 billion in the prior year, resulting in managed net charge-off rates of 3.61% and 2.22%, respectively. The wholesale provision for credit losses was $1.1 billion, compared with $308 million in the prior year, due to an increase in the allowance for credit losses reflecting the effect of a weakening credit environment. Wholesale net charge-offs were $217 million, compared with net charge-offs of $25 million, resulting in net charge-off rates of 0.33% and 0.05%, respectively. The firm had total nonperforming assets of $12.7 billion at December 31, 2008, up from the prior-year level of $3.9 billion.
Noninterest expense was $11.3 billion, up $535 million, or 5%, from the prior year. The increase was driven by the impact of the Washington Mutual transaction and additional operating costs relating to the Bear Stearns merger, partially offset by lower compensation expense.
Key Metrics and Business Updates:
  (All comparisons to the prior-year quarter except as noted)
▪	Tier 1 capital ratio was 10.8% at December 31, 2008 (estimated), 8.9% at September 30, 2008, and 8.4% at December 31, 2007.
▪	Headcount was 224,961 at December 31, 2008, which includes 41,398 from the acquisition of Washington Mutual’s banking operations. The remaining 183,563, which includes headcount from the Bear Stearns merger, reflects an increase of 2,896 from December 31, 2007.

J.P. Morgan Chase & Co.
News Release
Notes:
1. In addition to analyzing the firm’s results on a reported basis, management analyzes the firm’s results and the results of the lines of business on a managed basis, which is a non-GAAP financial measure. The firm’s definition of managed basis starts with the reported U.S. GAAP results and includes the following adjustments: First, for Card Services and the firm, managed basis excludes the impact of credit card securitizations on total net revenue, the provision for credit losses, net charge-offs and loan receivables. The presentation of Card Services results on a managed basis assumes that credit card loans that have been securitized and sold in accordance with SFAS 140 still remain on the balance sheet and that the earnings on the securitized loans are classified in the same manner as the earnings on retained loans recorded on the balance sheet. JPMorgan Chase uses the concept of managed basis to evaluate the credit performance and overall financial performance of the entire managed credit card portfolio. Operations are funded and decisions are made about allocating resources, such as employees and capital, based upon managed financial information. In addition, the same underwriting standards and ongoing risk monitoring are used for both loans on the balance sheet and securitized loans. Although securitizations result in the sale of credit card receivables to a trust, JPMorgan Chase retains the ongoing customer relationships, as the customers may continue to use their credit cards; accordingly, the customer’s credit performance will affect both the securitized loans and the loans retained on the balance sheet. JPMorgan Chase believes managed-basis information is useful to investors, enabling them to understand both the credit risks associated with the loans reported on the balance sheet and the firm’s retained interests in securitized loans. Second, managed revenue (noninterest revenue and net interest income) for each of the segments and the firm is presented on a tax-equivalent basis. Accordingly, revenue from tax-exempt securities and investments that receive tax credits is presented in the managed results on a basis comparable to taxable securities and investments. This methodology allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The corresponding income tax impact related to these items is recorded within income tax expense. See page 8 of JPMorgan Chase’s Earnings Release Financial Supplement (fourth quarter of 2008) for a reconciliation of JPMorgan Chase’s income statement from a reported basis to a managed basis.
2. Pretax margin represents income before income tax expense divided by total net revenue, which is, in management’s view, a comprehensive measure of pretax performance derived by measuring earnings after all costs are taken into consideration. It is, therefore, another basis that management uses to evaluate the performance of TSS and AM against the performance of competitors.

J.P. Morgan Chase & Co.
News Release
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.2 trillion and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan, Chase, and WaMu brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
JPMorgan Chase will host a conference call today at 7:45 a.m. (Eastern Time) to review fourth-quarter financial results. The general public can access the call by dialing (866) 541-2724 or (877) 368-8360 in the U.S. and Canada; (706) 902-3714 for International participants. The live audio webcast and presentation slides will be available at the firm’s website www.jpmorganchase.com under Investor Relations, Investor Presentations.
A replay of the conference call will be available beginning at approximately 11:00 a.m. on Thursday, January 15, through midnight, Friday, January 30, by telephone at (800) 642-1687 (U.S. and Canada) or (706) 634-7246 (International). The replay will also be available via webcast on www.jpmorganchase.com under Investor Relations, Investor Presentations. Additional detailed financial, statistical and business-related information is included in a financial supplement. The earnings release and the financial supplement are available at: www.jpmorganchase.com.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of JPMorgan Chase’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Factors that could cause JPMorgan Chase’s actual results to differ materially from those described in the forward-looking statements can be found in JPMorgan Chase’s Quarterly Reports on Form 10-Q for the quarters ended September 30, 2008, June 30, 2008 and March 31, 2008, and its Annual Report on Form 10-K for the year ended December 31, 2007, each of which has been filed with the Securities and Exchange Commission and is available on JPMorgan Chase’s website (www.jpmorganchase.com), and on the Securities and Exchange Commission’s website. JPMorgan Chase does not undertake to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

JPMORGAN CHASE & CO.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(in millions, except per share, ratio and headcount data)

	QUARTERLY TRENDS					FULL YEAR
				4Q08 Change				2008 Change
	4Q08	3Q08	4Q07	3Q08	4Q07	2008	2007	2007
SELECTED INCOME STATEMENT DATA
Total net revenue	$17,226	$14,737	$17,384	17%	(1)%	$67,252	$71,372	(6)%
Provision for credit losses (a)	7,313	5,787	2,542	26	188	20,979	6,864	206
Total noninterest expense	11,255	11,137	10,720	1	5	43,500	41,703	4

Income (loss) before extraordinary gain	(623)	(54)	2,971	NM	NM	3,699	15,365	(76)
Extraordinary gain (b)	1,325	581	—	128	NM	1,906	—	NM
Net income	702	527	2,971	33	(76)	5,605	15,365	(64)

PER COMMON SHARE:
Basic Earnings
Income (loss) before extraordinary gain	(0.28)	(0.06)	0.88	(367)	NM	0.86	4.51	(81)
Net income	0.07	0.11	0.88	(36)	(92)	1.41	4.51	(69)

Diluted Earnings
Income (loss) before extraordinary gain	(0.28)	(0.06)	0.86	(367)	NM	0.84	4.38	(81)
Net income	0.07	0.11	0.86	(36)	(92)	1.37	4.38	(69)

Cash dividends declared	0.38	0.38	0.38	—	—	1.52	1.48	3
Book value	36.15	36.95	36.59	(2)	(1)	36.15	36.59	(1)
Closing share price	31.53	46.70	43.65	(32)	(28)	31.53	43.65	(28)
Market capitalization	117,695	174,048	146,986	(32)	(20)	117,695	146,986	(20)

COMMON SHARES OUTSTANDING:
Weighted-average diluted shares outstanding	3,737.5 (h)	3,444.6 (h)	3,471.8	9	8	3,604.9	3,507.6	3
Common shares outstanding at period-end (c)	3,732.8	3,726.9	3,367.4	—	11	3,732.8	3,367.4	11

FINANCIAL RATIOS: (d)
Income (loss) before extraordinary gain:
Return on common equity (“ROE”)	(3)%	(1)%	10%			2%	13%
Return on equity-goodwill (“ROE-GW”) (e)	(5)	(1)	15			4	21
Return on assets (“ROA”)	(0.11)	(0.01)	0.77			0.21	1.06
Net income:
ROE	1	1	10			4	13
ROE-GW (e)	1	2	15			6	21
ROA	0.13	0.12	0.77			0.31	1.06

CAPITAL RATIOS:
Tier 1 capital ratio	10.8 (i)	8.9	8.4
Total capital ratio	14.7 (i)	12.6	12.6

SELECTED BALANCE SHEET DATA (Period-end)
Total assets	$2,175,052	$2,251,469	$1,562,147	(3)	39	$2,175,052	$1,562,147	39
Wholesale loans	262,044	288,445	213,076	(9)	23	262,044	213,076	23
Consumer loans	482,854	472,936	306,298	2	58	482,854	306,298	58
Deposits	1,009,277	969,783	740,728	4	36	1,009,277	740,728	36
Common stockholders’ equity	134,945	137,691	123,221	(2)	10	134,945	123,221	10

Headcount (f)	224,961	228,452	180,667	(2)	25	224,961	180,667	25

LINE OF BUSINESS NET INCOME (LOSS)
Investment Bank	$(2,364)	$882	$124	NM	NM	$(1,175)	$3,139	NM
Retail Financial Services	624	64	731	NM	(15)	880	2,925	(70)
Card Services	(371)	292	609	NM	NM	780	2,919	(73)
Commercial Banking	480	312	288	54	67	1,439	1,134	27
Treasury & Securities Services	533	406	422	31	26	1,767	1,397	26
Asset Management	255	351	527	(27)	(52)	1,357	1,966	(31)
Corporate/Private Equity (g)	1,545	(1,780)	270	NM	472	557	1,885	(70)

Net income	$702	$527	$2,971	33	(76)	$5,605	$15,365	(64)

(a)	Includes accounting conformity loan loss reserve provision related to the acquisition of Washington Mutual Bank’s banking operations.

(b)	JPMorgan Chase acquired the banking operations of Washington Mutual Bank for $1.9 billion. The fair value of the net assets acquired exceeded the purchase price which resulted in negative goodwill.

In accordance with SFAS 141, nonfinancial assets that are not held-for-sale were written down against that negative goodwill. The negative goodwill that remained after writing down nonfinancial assets was recognized as an extraordinary gain.

(c)	On September 30, 2008, the Firm issued $11.5 billion, or 284 million shares, of its common stock at $40.50 per share.

(d)	Quarterly ratios are based upon annualized amounts.

(e)	Net income applicable to common stock divided by total average common equity (net of goodwill). The Firm uses return on equity less goodwill, a non-GAAP financial measure, to evaluate the operating performance of the Firm. The Firm also utilizes this measure to facilitate comparisons to competitors.

(f)	Increase in the third quarter of 2008 predominantly relates to the acquisition of Washington Mutual Bank’s banking operations.

(g)	See Corporate/Private Equity Financial Highlights on page 29 of JPMorgan Chase’s Earnings Release Financial Supplement for additional details.

(h)	Common equivalent shares have been excluded from the computation of diluted earnings per share for the fourth and third quarters of 2008, as the effect would be antidilutive.

(i)	Estimated.